EXHIBIT 4.7



                               WARRANT AMENDMENT


         THIS AMENDMENT is made as of May 6, 1997, by and among Empire of Carolina, Inc., a Delaware corporation (the "Company"), HPA Associates, LLC, a Delaware limited liability company ("HPA"), and EMP Associates LLC, a Delaware limited liability company ("EMP"). Reference is hereby made to the Securities Purchase Agreement by and among the Company, HPA and EMP, dated as of May 5, 1997 (the "Securities Purchase Agreement"), and the Common Stock Purchase warrants, dated May 6, 1997, issued pursuant thereto (the "warrants"). Capitalized terms used in this Amendment and not otherwise defined herein have the meanings ascribed to them in the Securities Purchase Agreement.

         HPA and EMP are the sole holders of the currently outstanding warrants; and the Company, HPA and EMP desire to amend the warrants as specified below.

         NOW, THEREFORE, the parties hereto agree as follows:

         Section 1. Amendment to the warrants.

         Article 2(a) of the warrants is amended in its entirety to read as follows:

                  "(a) Exercise; Payment of Purchase Price. Subject to the provisions of Section 2.2.1.3 of the Securities Purchase Agreement, this Warrant may be exercised, in whole or in part, at any time and from time to time from and after the Permanent Financing Final Date, as such date may be extended by the parties to the Securities Purchase Agreement, and on or prior to the Expiration Date by surrendering to the Company at its principal office this Warrant, with the form of Election to Purchase Shares attached hereto as Exhibit A duly executed by the Holder and accompanied by payment of the Purchase Price for the number of shares of Common Stock specified in such form, in United States currency by wire transfer to an account designated by the Company or delivery of a certified check or bank check payable to the order of the Company."

         Section 2. Counterparts; Effectiveness.

         This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original but all of which counterparts, taken together, shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Amendment on the date first written above.


                         EMPIRE OF CAROLINA, INC.


                         By: /s/ Steve Geller
                             ---------------------------------------------
                             Name:  Steve Geller
                             Title: Chairman and Chief Executive Officer


                         HPA ASSOCIATES, LLC


                         By: /s/ Charles S. Holmes
                             ---------------------------------------------
                             Name:
                             Title: Managing Director


                         EMP ASSOCIATES LLC

                         By: EMP Management LLC
                             as Managing Member


                         By: /s/ J. Richard Messina
                             ---------------------------------------------
                             Name:  J. Richard Messina
                             Title: Manager